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                                                                     Exhibit 3.1


                                      Article I

                                         NAME

          The name of the Corporation is Idaho Power Holding Company.


                                      Article II

                                       PURPOSE

          The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the Idaho Business Corporation Act (the "Act").


                                     Article III

                        REGISTERED OFFICE AND REGISTERED AGENT

          The address of the registered office of the Corporation is P.O. Box 70, 1221 West Idaho Street, Boise, Idaho 83702, and the name of the Corporation's registered agent at this address is Robert W. Stahman.


                                      Article IV

                                     INCORPORATOR

          The incorporator of the Corporation is Robert W. Stahman, whose address is P.O. Box 70, 1221 West Idaho Street, Boise, Idaho 83702.


                                      Article V

                                    CAPITAL STOCK

          Section 1. AUTHORIZED CAPITAL STOCK. The aggregate number of shares of all classes of capital stock which the Corporation has the authority to issue is 140,000,000, consisting of: (i) 20,000,000 shares of Preferred Stock, without par value; and (ii) 120,000,000 shares of Common Stock, without par value.


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          Section 2.    DIVIDENDS.  Subject to restrictions in these Articles
of Incorporation and to the extent permitted by law, the Board of Directors may declare, and the Corporation may pay, dividends from any tangible or intangible property legally available therefor. Dividends payable in shares of any class may be paid to the holders of shares of another class.

          Section 3. PREFERRED STOCK. Shares of Preferred Stock may be issued in one or more series. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series of the Preferred Stock and all other classes of stock of the Corporation. The Board of Directors is hereby expressly authorized to establish series of Preferred Stock and, within the limitations set forth in these Articles of Incorporation and such limitations as may be provided by any applicable law, to prescribe the number of shares to be included in any series and the preferences, limitations and relative rights of each series of the Preferred Stock so established. Such action by the Board of Directors shall be expressed in a resolution or resolutions adopted by it prior to the issuance of shares of each series. Without limitation thereto, the authority of the Board of Directors with respect to each series shall include the determination of any or all of, and the shares of each series may vary from the shares of any other series in, the following:

               (a) the number of shares constituting such series and the designation thereof;

               (b) the rate or rates of dividend, if any, or any formula or other method or other means by which such rate or rates are to be determined at any time or from time to time, the date or dates on which dividends may be payable, whether such dividends shall be cumulative, noncumulative or partially cumulative and, if cumulative or partially cumulative, the date from which dividends shall accumulate;

               (c) whether shares may be redeemed or converted (i) at the option of the Corporation, the shareholder or another person or upon the occurrence of a designated event; (ii) for cash, indebtedness, securities or other property; (iii) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;

               (d) the preference, if any, of shares of such series over any other class of shares with respect to distributions, including dividends and distributions upon


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          any voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

               (e) whether the shares shall have any voting powers, in addition to the voting powers provided by law, and the terms of any such voting powers; and

               (f) any other relative rights, preferences and limitations of that series.

          All shares of the Preferred Stock of the same series shall be identical and shall have identical preferences, limitations and relative rights, except that shares of the same series issued at different times may vary as to the dates from which dividends thereon shall be cumulative and except as otherwise not prohibited by applicable law.

          Section 4.    COMMON STOCK.

          A. LIQUIDATION RIGHTS. Subject to the limitations set forth in these Articles of Incorporation, any applicable law and to the rights, if any, expressly granted to the holders of the Preferred Stock or of any class of stock hereafter authorized, upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, any net assets of the Corporation available for distribution to its shareholders shall be distributed ratably to the holders of the Common Stock. Without limiting the right of the Corporation to distribute its assets or to dissolve, liquidate or wind up in connection with any sale, merger or consolidation, the sale of all or substantially all of the property of the Corporation, or the merger or consolidation of the Corporation into or with any other corporation or corporations, shall not be deemed to be a distribution of assets or a dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, for purposes of this paragraph.

          B. VOTING RIGHTS. Subject to any applicable law and to the rights, if any, expressly granted to the holders of the Preferred Stock or of any class of stock hereafter authorized, the holders of the Common Stock shall have the exclusive right to vote in elections of directors and with respect to all other purposes.



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                                     Article VI

                                  BOARD OF DIRECTORS

          Section 1. NUMBER. The number of directors constituting the Board of Directors shall be determined in the Bylaws.

          Section 2. TERMS. At the first Annual Meeting of Shareholders, the Board of Directors shall be divided into three classes as nearly equal in number as possible, unless otherwise provided by any applicable law. The initial term of office of each director in the first class shall expire at the first following Annual Meeting of Shareholders; the initial term of office of each director in the second class shall expire at the second following Annual Meeting of Shareholders; and the initial term of office of each director in the third class shall expire at the third following Annual Meeting of Shareholders. At each annual election commencing at the Annual Meeting of Shareholders after such classification, the successors to the class of directors whose term expires at that time shall be elected to hold office for a term of three years.

          Section 3. VACANCIES. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors shall be filled by a two-thirds vote of the directors then in office, or a sole remaining director, although less than a quorum. Directors chosen to fill vacancies resulting from an increase in the authorized number of directors shall hold office until the next election of directors by the shareholders; directors chosen to fill other vacancies shall hold office for a term expiring at the Annual Meeting of Shareholders at which the term of the class to which they have been elected expires.

          Section 4. REMOVAL. A director may be removed by the shareholders only for cause at a meeting called for the purpose of removing him by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote in elections of directors. The meeting notice must state that the purpose, or one (1) of the purposes, of the meeting is removal of the director.



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                                     Article VII

                               LIMITATION OF LIABILITY

          Section 1. GENERAL. No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages resulting from any action taken, or any failure to take any action, as a director; provided, however, that nothing herein shall be deemed to eliminate or limit any such liability which may not be so eliminated or limited under any applicable law, as now in effect or as it may be amended or substituted from time to time.

          Section 2. AMENDMENTS. No amendment, alteration, change, repeal or substitution of this Article VII shall eliminate or limit the protection afforded by this Article VII to a director with respect to any act or omission occurring prior to the effective date thereof, unless otherwise provided by any applicable law.


                                     Article VIII

                                   INDEMNIFICATION

          Section 1. DEFINED TERMS. Capitalized terms used in this Article VIII that are defined in Section 30-1-850 of the Act shall have the meaning given to such terms under Section 30-1-850 of the Act.

          Section 2. INDEMNIFICATION OF DIRECTORS AND OFFICERS. The Corporation shall indemnify its Directors and Officers against Liability and Expenses and shall advance Expenses to its Directors and Officers in connection with any Proceeding to the fullest extent permitted by the Act, as now in effect or as it may be amended or substituted from time to time.



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                                      Article IX

                        AMENDMENT OF ARTICLES OF INCORPORATION

          Section 1.     DEFINED TERMS.  For the purposes of  this Article IX:

                    (i) "Interested Shareholder" shall have the meaning given in Section 30-1701 of the Idaho Business Combination Law; and

                    (ii) "Continuing Director" shall mean any member of the Board of Directors who is unaffiliated with, and not a nominee of, any Interested Shareholder and was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder and any successor of a Continuing Director who is unaffiliated with, and not a nominee of, any Interested Shareholder and is designated to succeed a Continuing Director by two-thirds of Continuing Directors then on the Board of Directors.

          Section 2. GENERAL. The Corporation reserves the right to amend, alter, change or delete any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed herein or by any applicable law, and all rights conferred upon shareholders herein or as contemplated hereby are granted subject to such reservation.

          Section 3. ADDITIONAL VOTING REQUIREMENTS. In addition to any affirmative vote required by any applicable law, these Articles of Incorporation or otherwise, any amendment, alteration, change, repeal or substitution of, addition to, or adoption of any provision inconsistent with, Articles VI and IX of these Articles of Incorporation shall require the affirmative vote of shareholders representing not less than eighty percent (80%) of the voting power of all outstanding shares of the Corporation entitled to vote in elections of directors, voting together as a single class; provided, however, that the additional affirmative votes required by this Section 3 shall not be required for any such amendment, alteration, change, repeal, substitution, addition or adoption, and such action may be taken upon such authorization and approval by shareholders as would otherwise be required, if it is recommended and submitted to the shareholders for their consideration by the affirmative vote of two-thirds of the Continuing Directors.



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                                      Article X

                      SHAREHOLDER VOTING AND QUORUM REQUIREMENTS

          The shareholders may adopt or amend a bylaw that fixes a greater quorum or voting requirement for shareholders, or voting groups of shareholders, than is required by the Act.


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          IN WITNESS WHEREOF, the undersigned does hereby execute these Articles of Incorporation on February 2, 1998.


                                             -------------------------------
                                             Robert W. Stahman
                                                Incorporator







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